Exhibit 10.19

March 8, 2023

Mr. William Febbo

Re:	Fourth Addendum to the Offer Letter, dated February 25, 2019, as amended, by and between

William Febbo and OptimizeRx Corporation

Dear Will,

On behalf of OptimizeRx Corporation (the “Company”), we are delighted to provide you with this letter agreement (this “Fourth Addendum”), effective as of March 8, 2023 (the “Effective Date”), which will update and amend the letter agreement dated February 25, 2019, as amended on March 10, 2020, September 24, 2020 and September 22, 2021 (as amended, the “Offer Letter), by and between the Company and William Febbo (the “Executive”).

Change in Control Termination

If the Executive’s employment is terminated (i) by the Company without Cause, or (ii) by the Executive following an event constituting Good Reason (provided that the Executive has given written notice to the Company of such event within forty-five (45) days of its occurrence and the Company has failed to cure such event within thirty (30) days following receipt of such notice), either (A) within the three (3) month period prior to a Change in Control and it is reasonably demonstrated by the Executive that such termination (x) was at the request of a third party who has taken steps reasonably calculated or intended to effect the Change in Control (and such transaction is actually consummated) or (y) otherwise arose in connection with or in anticipation of a Change in Control (and such transaction is actually consummated), or (B) within twenty-four (24) months following a Change in Control (all such terminations, a “CIC-Related Termination”), then the Company shall pay the Executive a lump-sum cash payment in an amount equal to 4.0 times the Executive’s then current annual Base Salary (“CIC Severance”), payable within 60 days following the later of (Y) the date of the Executive’s termination or (Z) the closing date of the applicable Change in Control. The payment of any amount pursuant hereto shall be conditioned upon the Executive’s execution, delivery to the Company, and non-revocation of a Release Agreement (and the expiration of any revocation period contained in such Release Agreement).

The CIC Severance would be provided in addition to any Change in Control Benefits for which the Executive may be eligible pursuant to the Offer Letter. If the Executive experiences a CIC-Related Termination, the CIC Severance would be provided in lieu of any severance benefits for which you may be eligible pursuant to the Offer Letter.

Definitions

Capitalized terms used in this Addendum and not otherwise defined herein shall have the meanings ascribed to such terms in the Offer Letter.

“Release Agreement” means a release and/or waiver of claims in the form customarily provided by the Company to terminated employees, pursuant to which the Executive may be required to (i) acknowledge the receipt of the severance payment, and (ii) release the Company and its affiliates and other persons designated by the Company from any and all claims and liabilities, whether known or unknown, or suspected or unsuspected, from the beginning of time until Executive’s execution of the Release Agreement, including without limitation, those arising from his employment or termination thereof (other than with respect to the Executive’s severance or change in control rights under the Offer Letter, as amended from time to time).

Except as otherwise expressly set forth herein, all other terms of the Offer Letter shall remain in full force and effect.

If you have any questions, please do not hesitate to call me to discuss. If this Fourth Addendum is acceptable, please sign and date below and return one copy of this Fourth Addendum to the Company.

OPTIMIZERX CORPORATION

/s/ Marion Odence-Ford
Marion Odence-Ford
General Counsel & Chief Compliance Officer

Acknowledged and agreed:

/s/ William J. Febbo	March 8, 2023
William J. Febbo	Date